Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.  333-154708), of Arabian American Development Company’s Stock Option Plan for Key Employees and Arabian American Development Company Non-Employee Director Stock Option Plan of our report dated March 13, 2009 (which reports an unqualified opinion), with respect to the consolidated financial statements and financial statement schedules of Arabian American Development Company for the years ended December  31, 2008, 2007, and 2006, and the  effectiveness  of  internal  control  over  financial  reporting  as of December 31, 2008,  included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

   /s/Travis,Wolff & Company, L.L.P. (also known as Moore Stephens TravisWolff, L.L.P.)

Dallas, Texas
March 13, 2009